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                                                                 EXHIBIT 10.56

March 8, 1996

Mr. Ali Akbar
6408 Barfield Drive
Dallas, Texas  75252


Dear Al:

I am pleased that we are able to work out an agreement, pursuant to which you will become the Vice President - Managed Care of Sterling Vision, Inc. As previously discussed, our Company is committed to expanding this segment of our business and we believe that your background and experience will help accelerate our results.

To sum up the terms of our understanding, we have agreed to enter into a more formal Employment Agreement, which will provide for the following:

1.   A base salary of $100,000.00 per year;

2. An initial term of eighteen (18) months, subject to the right of cancellation by either party, during the month of January 1997. If the Company decides to cancel the Agreement, it will provide 90 day notice, during which time you will agree to report to work and perform your duties, in accordance with the initial Agreement. The compensation shall remain the same during the notice period, as the initial period, including all expenses and benefits;

3. During the initial nine (9) month period, all expenses relating to your required commuting to our office in New York, including transportation, lodging and living expenses, consistent with our standard program for travel, shall be born by our Company;

4. As of February 1, 1997, unless the Agreement is cancelled by either party during January 1997, the parties will enter into an extend Employment Agreement. In that Agreement, the Company will increase the base salary by 20% and provide a reasonable relocation package, with actual relocation taking place at the request of the Company, during June or July 1997. Should the Company decide not to relocate you to the Long Island area, you will be provided with your expenses as outlined in item #3 of the Agreement;


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March 8, 1996
                                   PAGE TWO


     Upon execution of the Employment Agreement, the Company will provide you with a stock option program that would vest 8,333 options, at the market price, at the end of each twelve (12) month period, over three (3) years, with such options totalling 25,000 in the aggregate. The foregoing stock option and compensation package is subject to the approval of Sterling Vision, Inc.'s, Compensation Committee and I will present the total program to the members of the Committee next week. A formal and detailed options understanding will be provided in conjunction with the Employment Agreement;

5. Any incentives or performance bonuses shall be determined by the Compensation Committee.

I believe that your experience with Sterling Vision will be special because of the pace in which we operate and make decisions. We do anticipate expanding the Company's Managed Care Program, under your direction, as soon as possible and, as we both agree, the ability to offer total eye care shall present excellent opportunities for generating future revenues.

If the above is consistent with your understanding, please sign below, representing your acceptance of the terms, and fax a copy of this letter back to my attention.

I would like to set up a time for you to visit us, as our new Vice President, and we plan to have a training program, for all executives, which I would like you to attend. Lastly, I anticipate making an announcement of your employment to the industry, that will let people know of our mutual decision to work together.

I look forward to working with you closely.

Very truly yours,



Robert B. Greenberg
President

RBG/td                              AGREED TO AND ACCEPTED BY:

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                                          Ali Akbar                     Date

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